NIVS IntelliMedia Technology Group Launches
Hi-Fi Home Theater Systems
- Supported by Intensive Promotional Campaign -

HUIZHOU, China, April 15 -- NIVS IntelliMedia Technology Group, Inc., (NYSE Amex: NIV), a consumer electronics company that designs, manufactures and sells intelligent audio and visual products, today announced the launch of its new Hi-Fi speaker systems, Home Theater V6 and Home Theater V9, which are being supported by an intensive promotional campaign throughout China. With the concept of "Music can be touched," Home Theater V6 and V9 utilize NIVS' 2.1 Hi-Fi stereo system sound to achieve a surround sound effect that is comparable to the existing professional 5.1 Home Theater systems. The Home Theater systems have touch screens, are fully digitized and are compatible with personal computers, TVs, DVD players and other entertainment systems.

"We are excited to expand our product line with the launch of Home Theater V6 and V9," stated Mr. Tianfu Li, Chairman and CEO of NIVS. "Hi-Fi surround sound and remote wireless technology are predicted to be the leading technologies in the multi-media speaker products in China. In conjunction with our product launch, an intensive promotional campaign is underway, which we expect will not only drive demand for the Home Theater systems, but also further build NIVS' brand development and recognition in China. The Hi-Fi Home Theater systems are expected to contribute approximately $40 million to $60 million to our annual revenues, which was included in our previously provided guidance for 2009. Importantly, the Home Theater systems product line, coupled with the recently completed LCDTV manufacturing expansion, will also help to diversify our revenues."

To support the launch of Home Theater V6 and V9, NIVS initiated an intensive promotional campaign signing Yang Kun, a well-known Pop musician in China, as the product spokesperson. The Company plans to run 12 consecutive months of print advertisement in 5 audio and computer magazines, 5 well- received newspapers and 10 web-media and direct sales platforms. In addition, 15-second primetime television advertisements are scheduled to run 20 times a day on CCTV1, CCTV2 and CCTV3, which provide coverage of up to 98% of the Chinese population. Recent press conferences in Guangzhou and Beijing attracted over 130 reporters. A product demonstration road show and local distributor briefs are scheduled in April and May 2009 across 24 provinces in China.

About NIVS IntelliMedia Technology Group, Inc.

NIVS IntelliMedia Technology Group is engaged in the design, manufacture, marketing and sale of audio and video consumer products. NIVS' products include digital audio systems, televisions, digital video broadcasting set-top boxes, DVD players, as well as peripheral and accessory products such as remote controls, headphone sets and portable entertainment devices (MP3/MP4 players). NIVS has invested substantial resources in the research and development of its intelligent audio and video consumer products, most of which utilize its Chinese speech interactive technology to permit users to control NIVS' products through the user's spoken commands. NIVS' products are distributed worldwide, including markets in Europe, Southeast Asia and North America.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including, but not limited to the Company's reliance on its major customers for a large portion of its net sales; the Company's ability to develop and market new products; the Company's ability to continue to borrow and raise additional capital to fund its operations; the Company's ability to collect aging trade receivables and the effect of a growing doubtful account allowance; the Company's ability to accurately forecast amounts of supplies needed to meet customer demand; exposure to market risk through sales in international markets; the market acceptance of the Company's products; exposure to product liability and defect claims; fluctuations in the availability of raw materials and components needed for the Company's products; protection of the Company's intellectual property rights; changes in the laws of the PRC that affect the Company's operations; development of a public trading market for the Company's securities; and the cost of complying with current and future governmental regulations and the impact of any changes in the regulations on the Company's operations. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the discussed above and in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http://www.sec.gov ). All forward-looking statements attributable the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

    For more information, please contact:

    NIVS IntelliMedia Technology Group, Inc.
     Jason Wong
     Vice President, Investor Relations
     Tel:   +86-138-2991-6919
     Email: jason@nivsgroup.com

    Investor Relations:
     Stephanie Carrington / Ashleigh Barreto
     The Ruth Group
     Tel:   +1-646-536-7017 / 7028
     Email: scarrington@theruthgroup.com
                abarreto@theruthgroup.com